FOURTH AMENDMENT TO CONSTRUCTION-TERM LOAN AGREEMENT

This Fourth Amendment to Construction-Term Loan Agreement (“Amendment”) is made effective as of the 15 day of May, 2012 between MLIC Asset Holdings LLC, successor-in-interest to Outsource Services Management, LLC, successor-in-interest to the Federal Deposit Insurance Corporation as receiver of BankFirst (“Lender”) and Iowa Renewable Energy, LLC (“Borrower”).

RECITALS:

A.
On or about October 26, 2006, the Borrower and BankFirst entered into that certain Construction-Term Loan Agreement (the “Construction-Term Loan Agreement”), as amended by a First Amendment to Construction-Term Loan Agreement, dated December 12, 2006, a Second Amendment to Loan Documents, dated March 12, 2008, and a Third Amendment to Construction-Term Loan Agreement, dated September 1, 2010 (the “Third Amendment”).

B.
The Third Amendment has been amended by a First Addendum to Third Amendment to Construction-Term Loan Agreement, dated September 15, 2010 (“First Addendum”), a Second Addendum to Third Amendment to Construction-Term Loan Agreement, dated February 2, 2011 (“Second Addendum”), and a Third Addendum to Third Amendment to Construction-Term Loan Agreement, dated January 2, 2012 (the “Third Addendum”).

C.
Without limitation, the Third Amendment, First Addendum, Second Addendum and Third Addendum each modified Article V of the Construction-Term Loan Agreement and, in addition, the Third Addendum modified Subsection 6.01(e) of the Construction-Term Loan Agreement.

D.	The Borrower and the Lender wish to amend the Construction-Term Loan Agreement by deleting Article IV in its entirety.

E.
The Borrower and the Lender wish to further amend the Construction-Term Loan Agreement (as amended by the Third Amendment, First Addendum, Second Addendum, and Third Addendum) by (i) restating in its entirety all of Article V, and (ii) restating Subsection 6.01(e) in its entirety.

F.
The Borrower is in default under Article IV of the Construction-Term Loan Agreement (collectively, the “Article IV Defaults”). The Borrower has requested that the Lender waive the Article IV Defaults. Subject to the satisfaction of the terms and conditions of this Amendment, the Lender has agreed to the Borrower's request.

G.
As of May 23, 2012, there was owed on the Note the principal balance of $25,376,335.97, accrued interest in the amount of $82,427.90, totaling $25,458,763.87, plus interest continuing to accrue on the unpaid principal balance in the amount of $4,338.31 per day.

H.	The Lender and the Borrower wish to amend the Construction-Term Loan Agreement pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein it is agreed:

1.
All terms not otherwise defined in this Amendment shall have the meaning given to such term in the Construction-Term Loan Agreement or the Third Amendment, as applicable. The recital paragraphs are hereby incorporated as though fully set forth in this Amendment.

2.
Notwithstanding the execution of the Construction-Term Loan Agreement or any amendment thereto, or the delivery of all documents in furtherance thereof, this Amendment becoming effective shall be subject to the timely satisfaction of the following conditions precedent:

(a)
No event of Default or event which will mature into an event of Default, shall have occurred and be continuing (other than the Article IV Defaults or such other Defaults that may have been previously waived by the Lender in writing).

(b)
The Borrower shall have delivered the Loan Documents and the agreements listed below, each of which shall be in a form and content satisfactory to the Lender, executed by the parties specified therein, and all other documents, certificates, opinions and statements requested by the Lender:

(i)	This Amendment.

3.	Upon satisfaction of all of the conditions set forth in Paragraph 2 above, the Article IV Defaults shall be deemed to be waived (the “Article IV Defaults Waiver”).

The Borrower acknowledges and agrees that the Article IV Defaults Waiver shall not extend to any other default of the Borrower, whether now or hereafter occurring. The Borrower further acknowledges that the Article IV Defaults Waiver (i) relates solely to the Article IV Defaults and (ii) does not in any way constitute a consent to or an approval of similar or other actions by the Borrower in the future or constitute a waiver of any other covenant violations by the Borrower at any time.

4.	Upon satisfaction of all of the conditions set forth in Paragraph 2 above:

(a)	The Construction-Term Loan Agreement is hereby amended to add the following definition to Article I in alphabetical order:

“Project EBTDA” - shall mean all gross Project earnings before taxes, depreciation and amortization (excluding any federal or state tax credits or incentives).

(b)	The Construction-Term Loan Agreement is hereby amended to delete all of Article IV in its entirety.

(c)
The Construction-Term Loan Agreement is hereby amended to delete all of Article V (as amended by the Third Amendment, as amended by First Addendum, Second Addendum, and Third Addendum) in its entirety and substitute in lieu thereof the new Restated Article V that is set forth in Schedule 1 attached hereto.

(d)
The Construction-Term Loan Agreement (as amended by the Third Addendum) is hereby amended to delete Subsection 6.01(e) in its entirety and substitute in lieu thereof the following new Subsection 6.01(e):

6.01(e).     Borrower shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness in excess of $100,000 owed by Borrower to any third party, and the period of grace, if any, to cure said default shall have passed, unless such default or the underlying claim is being contested by Borrower based on a legitimate, good faith argument and Borrower or has bonded or reserved sufficient monies to satisfy such default or underlying claim, including, but not limited to the New Revolving Line of Credit (as such term is defined in the Third Addendum to Third Amendment to Construction-Term Loan Agreement).

5.
The Borrower does hereby release and forever discharge the Lender, the other Participants, the prior holders of the Loan Documents and their officers, agents and employees, successors and assigns from all causes of action, suits, claims and demands of every kind and character, known or unknown, without limit, including any action in law or equity, which the Borrower has or may ever have had against the them, if the circumstances, or any part of the circumstances, giving rise to such cause of action, suit, claim or demand occurred prior to the date of this Amendment.

6.	Except as modified by this Amendment, all the terms and conditions of the Loan Agreement, as amended, shall remain unchanged and in full force and effect.

7.	This Amendment may be executed in one or more identical counterparts, which, when executed by all parties, shall constitute one and the same agreement.

8.
The Construction-Term Loan Agreement, as amended, embodies the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter thereof and supersedes all prior agreements and understandings among such parties with respect to the subject matters thereof.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT. THIS NOTICE ALSO APPLIES TO ANY OTHER CREDIT AGREEMENTS (EXCEPT CONSUMER LOANS OR OTHER EXEMPT TRANSACTIONS) NOW IN EFFECT BETWEEN YOU AND THIS LENDER.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

BORROWER:	LENDER:
Iowa Renewable Energy, LLC	MLIC Asset Holdings LLC, a Delaware limited liability company

By: /s/ Larry Rippey	By: Transmountain Land & Livestock Company, a Montana corporation, its Manager
Name: Larry Rippey	By: /s/ Michael Wilson
Its: Chairman	Name: Michael Wilson
Title: Vice President
By: /s/ Mark A. Cobb
Name: Mark Cobb
Its: Vice-Chairman

SCHEDULE 1
TO
FOURTH AMENDMENT TO CONSTRUCTION-TERM LOAN AGREEMENT
Article V of the Construction-Loan Agreement is replaced with the following new Restated Article V:

RESTATED ARTICLE V.
WARRANTIES, REPRESENTATIONS AND COVENANTS OF BORROWER
Section 5.01 Representations and Warranties. Borrower represents and warrants as follows:

(a)
The Loan Documents to which Borrower is a party have been duly executed and delivered to Lender by Borrower, as applicable, and each Loan Document constitutes the legal, valid and binding obligations of Borrower enforceable in accordance with the terms thereof (subject, as to enforceability, to limitations resulting from bankruptcy, insolvency and other similar laws affecting creditors' rights generally).

(b)
The Project and the intended use thereof for the purpose and in the manner contemplated by this Agreement are permitted by and comply in all material respects with all presently applicable use or other restrictions and requirements in prior conveyances, zoning ordinances and all development, pollution control, water conservation, environmental and other laws, regulations, rules and ordinances of the United States and the State of Iowa and the respective agencies thereof, and the political subdivision in which the Mortgaged Property is located.

(c)
There is no suit, action or proceeding pending or, to the knowledge of Borrower threatened against or affecting Borrower before or by any court, arbitrator, administrative agency or other governmental authority that if adversely determined, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)
Borrower has filed all federal and state tax returns and informational reports required to be filed, which returns properly reflect the taxes owed by it for the period covered thereby and Borrower has paid all taxes that are due pursuant to said returns and paid all present installments of any assessments, fees and other governmental charges upon it or upon its property.

(e)
No consent, approval or authorization of or permit or license from or registration with or notice to any federal or state regulatory authority or any third party is required in connection with the making or the performance of the Loan Documents, the Project, or with respect to any other aspect of the Project or the Mortgaged Property, or, if so required, such consent, approval, authorization, permit or license has been requested and obtained or such registration made or notice given or such other appropriate action taken on or prior to the date hereof (other than with respect to the occupancy of the Mortgaged Property that cannot be obtained until completion of the Project).

(f)	Borrower is not in default of a material provision under any Material Contract, instrument, decree or order to which it is a party or to which its property is bound or affected.

(g)	There has been no material adverse change in the financial condition of Borrower since the date of certification of Borrower's financial statements previously delivered to Lender.

(h)	Borrower is in compliance with all (a) applicable laws, rules, and regulations, (b) orders of any governmental authority, and (c) all indentures, agreements or other instruments binding upon it or its properties; except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(i)
Borrower has good title to or a valid leasehold interest in all of the real and personal property material to operation of Borrower's businesses. Borrower owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by Borrower does not infringe on the rights of any other party, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(j)
Borrower has disclosed to Lender all agreements, instruments, and corporate or other restrictions to which Borrower is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, not misleading.

(k)
Borrower has obtained all licenses, consents, approvals, authorizations and permits of governmental authorities which Borrower is required to obtain in connection with construction of the Project and operation of Borrower's business, including but not limited to any of the foregoing related to environmental laws, zoning and land-use laws (including any requirement to obtain a special exception, if applicable), water use laws, waste disposal laws, laws requiring construction permits, and occupancy certificates. Borrower has provided true and correct copies of such licenses, consents, approvals, authorizations and permits to Lender.

(l)
Neither Borrower nor any of its affiliates is in violation of (a) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (b) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (c) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq. Borrower shall i) ensure that no person or entity that owns a controlling interest in or otherwise controls any Borrower is or shall be listed on the Specially designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control ("OFAC"), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of any Loan proceeds to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order Relating thereto, and (iii) comply with all applicable Bank Secrecy Act ("BSA") laws and regulations, as amended.

(m)
Borrower is not (i) an "investment company," as defined in, or subject to regulations under, the Investment Company Act of 1940, as amended, (ii) a "holding company" as defined in, or subject to regulations under, the Public Utility Holding Company Act of 1935, as amended, or (iii) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

(n)	Borrower is acting on its own behalf and that as of the date hereof, it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended

("ERISA"), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each of the foregoing hereinafter referred to collectively as a "plan," and the assets of the Borrower do not constitute "plan assets" of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101, Borrower also represents, warrants and covenants that it will not be reconstituted as a Plan or as an entity whose assets constitute "plan assets."

(o)
The Loans, including interest rates, fees and charges as contemplated hereby, are business loan, and no proceeds thereof shall be used for personal, family or consumer purposes; the Loan is an exempted transaction under the Truth in Lending Act, 12 U.S.C. § 1601 et seq.

Section 5.02 Covenants. Until payment in full of the Note and payment and performance of all other obligations of Borrower hereunder, and so long as any portion of the Loan referenced herein remain in effect, Borrower agrees as follows:

(a)
The Mortgaged Property shall comply with all applicable restrictions, conditions, ordinances, regulations and laws of governmental departments and agencies having jurisdiction over the Mortgaged Property, and shall not violate any private restrictions or covenants or encroach upon or interfere with easements affecting the Mortgaged Property, and that Borrower will commence and carry on continuously, diligently and with reasonable dispatch, the construction of the Project in conformance to the Drawings and Specifications, free from all mechanic's, laborer's and material man's liens and in a good and workmanlike manner, and complete the same prior to the maturity date of the Note.

(b)
To keep, perform, enforce and maintain in full force and effect all of the terms, covenants, conditions and requirements of the Project Documents (other than immaterial terms approved by Lender in the reasonable exercise of its discretion); not to amend, modify, supplement, terminate, cancel or waive any of the terms, covenants, conditions or requirements of any of said documents without the prior written consent of Lender; and to execute and deliver such amendments, modifications, supplements and extensions of said documents as may be reasonably requested by Lender.

(c)	To use its best efforts to require the General Contractor and each Contractor to comply with all rules, regulations, ordinances and laws bearing on its conduct in the construction of the Project.

(d)
To furnish to Lender as soon as possible and in any event within seven (7) days after Borrower has obtained knowledge of the occurrence of an event that would constitute an Event of Default hereunder or a violation of any of the covenants or obligations of Borrower under this Agreement or that would cause any of the representations or warranties hereunder to be false or misleading in any respect, or an event that with the giving of notice or lapse of time or both would constitute an Event of Default, that is continuing on the date of such statement, in which case Borrower shall deliver a signed statement setting forth the details of such violation or event and the action that has been taken, is being taken, or that Borrower proposes to take, to correct the same.

(e)
To hold Lender harmless, and Lender shall have no liability or obligation of any kind to Borrower, creditors of Borrower or any third party, in connection with any defective, improper or inadequate workmanship performed in or about, or materials supplied to the Mortgaged Property, or any mechanic's, supplier's or material man's liens arising as a result of such defective, improper or inadequate workmanship or materials, and upon Lender's request, to replace or cause to be replaced, any such defective, improper or inadequate workmanship or materials.

(f)
To pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or upon its income or profits, or upon its assets or properties, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a lien or charge upon the property or assets of Borrower; provided, however, that Borrower shall not be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings and for which it shall have set aside adequate reserves.

(g)	To keep the Mortgaged Property and all improvements, buildings and fixtures thereon in good working order and condition.

(h)
As soon as available, and within one hundred twenty (120) days after the end of each calendar year, a copy of the annual financial statements of Borrower, that shall include the balance sheet of Borrower as at the end of such year and related statements of income and expenses, statement of changes in financial position, a statement of changes in capital accounts and a statement of allocation of distribution of profits and losses of Borrower, all in reasonable detail, prepared in accordance with GAAP (or tax accounting reconciled to GAAP) and reviewed by a reputable accounting firm.

(i)
Commencing on February 25, 2012 and within twenty-five (25) days after the end of each month, a copy of the compiled monthly financial statement of Borrower that shall include the balance sheet of Borrower as at the end of such month and related statements of income and expenses, statement of changes in financial position, a statement of changes in capital accounts and a statement of allocation of distribution of profits and losses of Borrower, all in reasonable detail, prepared in accordance with GAAP (or tax accounting reconciled to GAAP). Such statements shall be accompanied by a Covenant Compliance Certificate in the form of Exhibit C to the Loan Agreement.

(j)	Within ten (10) days after Lender's request therefor, Borrower shall deliver to Lender such other information as Lender may reasonably request from time to time.

(k)
Borrower shall maintain and preserve its existence as a limited liability company and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its business in the ordinary course as conducted from time to time. Without at least 30 days prior written notice Borrower shall not (i) change its legal name, (ii) change its state of organization, or (iii) change the location of its chief executive office.

(l)
Promptly upon entering into a Material Contract, Borrower shall notify Lender of the same and collaterally assign such Material Contract to Lender and, if requested by Lender, cause the counter party to such Material Contract to consent to such collateral assignment.

(m)
If Borrower acquires any Collateral which may have constituted Farm Products in the possession of the seller or supplier thereof, Borrower shall, at its own expense, use it best efforts to take such steps to insure that all liens and security interests and encumbrances of any kind (except the security interests granted to Lender pursuant hereto or under the Loan Documents) in such acquired Collateral are terminated or released, including, without limitation, in the case of such Farm Products produced in a state which has established a Central Filing System (as defined in the Food Security Act), registering with the Secretary of State of such state (or such other party or office designated by such state) and otherwise take such reasonable actions necessary, as prescribed by the Food Security Act, to purchase Farm Products free of liens, security interests and encumbrances of any kind (except the security interests granted to the Lender pursuant hereto or under the Loan Documents); provided, however, that Borrower may contest and need not obtain the release or termination of any lien, security interest or encumbrance asserted by any creditor of any seller of such Farm Products, so long as it shall be contesting the same by proper proceedings and maintain appropriate accruals and reserves therefore in accordance with GAAP. Upon Lender's request, Borrower agrees to forward to Lender promptly after receipt copies of all notices of liens and master lists of effective financing statements delivered to the Borrower pursuant to the Food Security Act, which notices and/or lists pertain to any of the Collateral. Upon the Lender's request, Borrower agrees to provide Lender with the names of persons or entities who supply Borrower with such Farm Products and such other information as Lender may reasonably request with respect to such persons and entities.

(n)
If any warehouse receipt or receipts in the nature of a warehouse receipt is issued in respect of any portion of the Collateral, then Borrower (i) will not permit such warehouse receipt or receipts in the nature thereof to be "negotiable" as such terms is used in Article 7 of the UCC and (ii) will deliver all such receipts to Lender (or person or entity designated by Lender) within five (5) days of Lender's request and from time to time thereafter. If no default or Event of Default or occurrence which with the passage of time or the giving of notice would constitute a default or Event of Default then exists, Lender agrees to deliver to Borrower any receipt so held by Lender or its designated agent upon Borrower's request in connection with Borrower's sale or other disposition of the underlying Collateral, if such disposition is in the ordinary coarse of Borrower's business.

(o)
Commencing on February 25, 2012 and within twenty-five (25) days after the end of each month, a comparison of Borrower's monthly actual results to the monthly budgeted and forecast results, in a form satisfactory to Lender.

(p)
The Borrower shall pay to the Lender for application to the principal balance of the Note that amount equal to fifty percent (50%) of the Borrower's monthly Project EBTDA in excess of $300,000 as shown on the Borrower's monthly financial statements on or before the twenty-fifth day of the following month (the “EBTDA Payment”), with the first EBTDA Payment due on February 25, 2012. To the extent that the Borrower makes any unscheduled prepayment of principal on the Note (a “Principal Prepayment”), the amount of such Principal Prepayment shall be credited on an accumulated basis to the next EBTDA Payment owed by the Borrower. By way of example only and not in limitation, if the Borrower makes a $25,000.00 Principal Prepayment on July 31 and a EBTDA Payment in the amount of $15,000.00 is due on August 25, then the EBTDA Payment due on August 25 will be deemed to be satisfied and the remaining $10,000.00 of the July Principal Prepayment will be credited to the next monthly EBTDA Payment that is owed by the Borrower.

(q)
The Borrower shall maintain at all times (i) a minimum Tangible Net Worth of not less than Two Million Dollars ($2,000,000.00) through June 30, 2012 and (ii) from and after July 1, 2012 a minimum Tangible Net Worth of not less than Two Million Two Hundred Fifty Thousand Dollars ($2,250,000.00). As used herein "Tangible Net Worth" shall mean unit holders' equity less any assets representing amounts or obligations due from employees, unit holders, insiders and any intangible assets and subordinated debt. Intangible Assets are those assets, according to GAAP, without physical substance which are classified as having value by carrying such value on the balance sheet of the entity claiming such value. Intangible assets include, but are not limited to, goodwill, patents, trademarks, organizational costs, copyrights, franchise rights, territory rights, licenses, memberships, exploration rights, processes, and designs.

(r)	Commencing with the Borrower's February, 2012 operations (based on the February 25, 2012 financial reporting), the Borrower shall maintain a Monthly Cash Flow Coverage of not less than

1.0 to 1.0. “Monthly Cash Flow Coverage” shall mean Project EBTDA divided by the scheduled monthly principal and interest payments on the Note plus interest on the New Revolving Line of Credit.

(s)	The Borrower shall immediately notify the Lender of any changes in its plant management or any decision to excuse management.

(t)	Within twenty-five (25) days of each month end, the Borrower will provide to the Lender a narrative summarizing the Borrower's previous monthly activities and operations.

(u)
Borrower acknowledges and agrees that the provisions relating to financial reporting are a material inducement for Lender to enter into this Addendum. Borrower shall pay Lender a fee of $250.00 per day (the “Financial Reporting Fee”) for any financial report that is not submitted as required under the provisions of the Loan Agreement, as amended. Borrower acknowledges that the Financial Reporting Fee is not a penalty but is included to ensure that Lender has current and accurate financial information with respect to the Borrower.

Section 5.03 Negative Covenants. Borrower agrees that without the prior written consent of Lender:

(a)
Borrower shall not grant any security interest in the Mortgaged Property or any part thereof, or create or permit to be created or allow to exist any mortgage, encumbrance or other lien upon the Mortgaged Property.

(b)
Borrower shall not agree or consent to any material changes in the Project Documents; provided however, changes to the Project Documents which do not affect the aesthetics or diminish the value of the Project and which are in an amount not exceeding $100,000 in the aggregate shall not require Lender consent or approval or be in violation of this section.

(c)
Borrower shall not incorporate in the Project any materials, fixtures or property that are subject to the claims of any other person, whether pursuant to conditional sales contract, security agreement, lease, mortgage or otherwise.

(d)	Borrower shall not assume, guaranty, or become an obligor or surety for the obligations of any third party.

(e)
The Borrower shall not, during the life of the Loan Agreement without the prior written approval of the Lender (which approval shall not be unreasonably withheld), lease, assign, pledge, mortgage, create any security interest in or otherwise encumber or permit to be encumbered any of its assets or become or remain liable in any manner with respect to any indebtedness or contractual liability (including, without limitation, notes, bonds, debentures, loans, guaranties, obligations of partnerships, and pension liabilities, in each case whether or not contingent and whether or not subordinated), except:

(i)    Obligations to the Lender arising under the Loan Documents;

(ii)    Trade accounts payable incurred in the ordinary course of business or unsecured indebtedness (other than for money borrowed or for the purchase of a capital asset) incurred in the ordinary course of business, which becomes due and must be fully satisfied within twelve months after the date on which it is incurred;

(iii)     Unsecured indebtedness which is fully subordinated in right of payment to all of the Borrower's obligations to the Lender pursuant to a subordination agreement accepted or approved in writing by the Lender;

(iv)     The New Revolving Line of Credit (as defined in the Third Addendum to the Third Amendment to Construction-Term Loan Agreement); or

(v) Until December 31, 2012, the first lien position on all finished biodiesel in favor of Gavilon, LLC as described in Section 3.2 of the Amendment Agreement between Borrower and Gavilon, LLC dated January 13, 2012.

(f)
Borrower shall not make any principal or interest payments on any subordinated debt or other financing sources nor any distributions to shareholders or members of the Borrower from Project EBTDA until the following have been paid in full: (1) regularly scheduled Loan principal and interest payments; (2) EBTDA Payments; and (3) Required payments to the New Revolving Line of Credit.

(g)	Borrower shall not maintain any deposit account or investment property (each as defined in the UCC) with any party other than Lender that is not subject to a Control Agreement.

(h)	Borrower will not engage in any business other than businesses of the type conducted by Borrower on the date hereof and businesses reasonably related thereto.

(i)
Borrower will not purchase, hold or acquire any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person or entity, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other person or entity that constitute a business unit, or create or form any subsidiary, except: loans or advances to employees, officers or directors of Borrower in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $100,000 at any time.

(j)
Borrower will not convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business; and (b) the sale of inventory in the ordinary course of business.

(k)
Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any affiliate, except in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arm's-length basis from unrelated third parties in comparable transactions.

(l)
Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of Borrower to create, incur or permit any lien upon any of its assets or properties, whether now owned or hereafter acquired.

(m)
Borrower will not enter into any arrangement, directly or indirectly, whereby it sells or transfers any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

(n)
Except to the extent as could not reasonably be expected to result in a Material Adverse Effect, Borrower will not amend, modify or waive any of its rights under (a) its certificate or articles of organization, operating agreement, bylaws or other organizational documents or (b) any Material Contract.

(o)	Borrower will not make any significant change in accounting treatment or reporting practices, except as required by generally accepted accounting principles, or change its fiscal year.

(p)
Borrower will not use the proceeds of any Loan, directly or indirectly, for "purchasing" or "carrying" any "margin stock" with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, or for any purpose that violates the provisions of Regulation U, T or X of the Board of Governors of the Federal Reserve System, or for speculative purposes, including, without limitation, speculating in the commodities and/or futures markets.

(q)
The Borrower shall not purchase or redeem any of its units, declare or pay any dividends or distributions, except distributions payable solely in its units, make any distribution to members or set aside any funds for any such purpose, without the prior written approval of the Lender.

Section 5.04 Environmental Representation, Warranties and Covenants, and Indemnities. To induce Lender to make and fund the Loan, Borrower hereby represents, warrants, covenants and agrees as follows:

(a)
That, except as heretofore disclosed to Lender in writing (i) the Mortgaged Property has never been used by Borrower or to the best of their knowledge by any previous owners or occupants or current occupants to generate, manufacture, refine, transport, treat, store, handle or dispose of any Hazardous Substances and no such Hazardous Substances exist on the Mortgaged Property or in its soil or groundwater, (ii) the Project will not be constructed with asbestos, asbestos containing materials, urea formaldehyde insulation or any other chemical or substance that has been determined to be a hazard to health and/or the environment, (iii) there does not presently exist, nor to best of their knowledge have there been in the past, electrical transformers or other equipment that have dielectric fluid-containing polychlorinated biphenyls (PCBs) located in, on or under the Mortgaged Property, (iv) to the best of Borrower's knowledge, the Mortgaged Property has never contained any underground storage tanks, (v) Borrower has not received or has any knowledge of any summons, citation, directive, letter or other communication, written or oral, from any local, state or federal governmental agency concerning the existence of Hazardous Substances on the Mortgaged Property or in the immediate vicinity of the Mortgaged Property or the releasing, spilling, leaking, pumping, pouring, emitting, emptying, or dumping of Hazardous Substances onto the Mortgaged Property or into waters or other lands.

(b)
That Borrower shall (i) comply and shall cause all occupants of the Mortgaged Property to comply with all federal, state and local laws, rules, regulations and orders with respect to the discharge, generation, removal, transportation, storage and handling of Hazardous Substances, (ii) remove any Hazardous Substances immediately upon discovery of the same in accordance with applicable laws, ordinances and orders of governmental authorities having jurisdiction thereof, (iii) pay or cause to be paid all costs associated with such removal, (iv) prevent the migration of Hazardous Substances from or through the Mortgaged Property onto or under other properties, (v) keep the Mortgaged

Property free of any lien imposed pursuant to any state or federal law, rule, regulation or order in connection with the existence of Hazardous Substances on the Mortgaged Property, (vi) not install or permit to be incorporated into any improvements in the Mortgaged Property or to exist in or on the Mortgaged Property any asbestos, asbestos containing materials, urea formaldehyde insulation or any other chemical or substance that has been determined to be a hazard to health and/or the environment, (vii) not cause or permit to exist, as a result of an intentional or unintentional act or omission on the part of Borrower, or any occupant of the Mortgaged Property, a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping of any Hazardous Substances onto the Mortgaged Property or into waters or other lands, and (viii) give all notifications and prepare all reports required by Environmental Laws or any other law with respect to Hazardous Substances existing on, released from or emitted from the Mortgaged Property.

(c)
That if Borrower fails to diligently dispose of or secure any Hazardous Substance after discovery thereof in full compliance with all applicable laws and regulations, Lender may at its option, but without any obligation whatsoever, proceed to so dispose of or secure the Hazardous Substance or take such other action necessitated or resulting therefrom at the cost and expense of Borrower. Borrower and Guarantors further agree that in the Event of Default or if any Hazardous Substance is discovered in, on or under the Mortgaged Property or is attributable to or affects the Mortgaged Property, Borrower shall, at its expense, permit an environmental inspection, audit, assessment, or other testing or monitoring of the Mortgaged Property, for the sole benefit of Lender, to be conducted by Lender or by an independent agent selected by Lender.

(d)
Borrower acknowledges and agrees that its obligations under this Section 5.04 are not and shall not be deemed to constitute mortgage debt, that such obligations are not secured by the Mortgage, and that such obligations shall not be terminated or otherwise affected by the sale of the Mortgaged Property in satisfaction or partial satisfaction of the Note, any foreclosure of the Mortgage or by any proceeding or deed in lieu of foreclosure or by any payment or performance of any other indebtedness or obligation or by any passage of title to Lender or by any disposition by Lender of all or any part of the Mortgaged Property or by any other action or thing, including any anti-deficiency provisions of applicable law, and that such obligations are totally independent of and unaffected by the terms of any Loan Documents or other writing or agreement, and Borrower specifically forever waives any and all claims and defenses to the contrary. The obligations of Borrower under this Section 5.04 shall survive payment of the Note.